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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BOINGO WIRELESS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 24, 2018

To the Stockholders of Boingo Wireless, Inc.:

        It is my pleasure to invite you to attend Boingo Wireless, Inc.'s 2018 Annual Meeting of Stockholders, to be held on Thursday, June 7, 2018 at 10:30 a.m. local time at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California.

        Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. On or around April 24, 2018, we expect to mail to our stockholders an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online.

        Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on your proxy card. If you attend the meeting you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

        On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,
David Hagan Chief Executive Officer and Chairman of the Board
10960 Wilshire Blvd, 23rd Floor Los Angeles, CA 90024
T 310.586.5180 www.boingo.com

Boingo Wireless, Inc.
10960 Wilshire Blvd, 23rd Floor
Los Angeles, CA 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 7, 2018

To the Stockholders of Boingo Wireless, Inc.:

        You are cordially invited to attend the Annual Meeting (the "Annual Meeting" or the "2018 Annual Meeting") of Stockholders of Boingo Wireless, Inc., a Delaware corporation. The meeting will be held on Thursday, June 7, 2018, at 10:30 a.m. local time at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California 90024, for the following purposes:

  1.
  To elect two Class I directors to serve until the 2019 annual meeting of stockholders.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

  3.
  To approve, on an advisory basis, the Company's executive compensation for the year ended December 31, 2017 as disclosed herein.

  4.
  To approve, on an advisory basis, the frequency of the advisory vote on the Company's executive compensation of one, two or three years.

  5.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is April 13, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

        Your Board is pleased to nominate David Hagan and Lance Rosenzweig for election as Class I directors.

        Regardless of the number of shares you own, your VOTE is very important.    Therefore, even if you presently plan to attend the 2018 Annual Meeting, please vote or submit your proxy as soon as possible so that your shares can be voted at the 2018 Annual Meeting in accordance with your instructions. Telephone and internet voting are available. For specific instructions on voting, please refer to the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card. If you do attend the 2018 Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

        Please read the attached proxy statement, as it contains important information you need to know to vote at the 2018 Annual Meeting.

By Order of the Board of Directors

Peter Hovenier Chief Financial Officer and Secretary

Los Angeles, California
April 24, 2018

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see "Questions and Answers about This Proxy Material and Voting."

Boingo Wireless, Inc.
10960 Wilshire Blvd, 23rd Floor
Los Angeles, CA 90024

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2018

        This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2018 Annual Meeting of Stockholders (the "Annual Meeting" or the "2018 Annual Meeting") of Boingo Wireless, Inc. (sometimes referred to as the "Company," "Boingo," or "Boingo Wireless"), which will be held on Thursday, June 7, 2018, at 10:30 a.m. local time at Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California 90024.

INTERNET AVAILABILITY OF PROXY MATERIALS

        We are making this proxy statement and our annual report available to stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or around April 24, 2018, we intend to mail to our stockholders (i) a copy of this proxy statement, a proxy card and our annual report or (ii) a notice (the "Notice") containing instructions on how to access and review this proxy statement and our annual report. The Notice also instructs you how you may submit your proxy over the Internet or via telephone. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Page
Questions and Answers About This Proxy Material and Voting	3
Directors, Executive Officers and Corporate Governance	8
Security Ownership of Certain Beneficial Owners and Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	21
Certain Relationships and Related Party Transactions	22
Executive Compensation	22
Director Compensation	39
Securities Authorized for Issuance Under Equity Compensation Plans	42
Independent Registered Public Accounting Firm	43
Report of the Audit Committee of the Board of Directors	44
Proposal 1—Election of Directors	45
Proposal 2—Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018	47
Proposal 3—Advisory Approval of our Company's Executive Compensation for the Year Ended December 31, 2017	48
Proposal 4—Advisory Vote on the Frequency of the Advisory Vote on the Company's Executive Compensation of One, Two or Three Years	49
Other Matters	50

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        You have received these proxy materials because the Board of Directors (our "Board" or the "Board of Directors") of Boingo Wireless, Inc. ("we", "us" or the "Company") is soliciting your proxy to vote at the 2018 Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. As a result, only stockholders that specifically request a printed copy of the proxy statement will receive one. Instead, the Notice instructs stockholders on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy over the Internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

What am I voting on?

        There are four matters scheduled for a vote:

  •
  Election of two Class I directors.

  •
  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

  •
  To approve, on an advisory basis, our Company's executive compensation for the year ended December 31, 2017 as disclosed herein.

  •
  To approve, on an advisory basis, the frequency of the advisory vote on the Company's executive compensation of one, two or three years.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 13, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 41,756,449 shares of Company common stock ("Common Stock") outstanding. The holders of Common Stock have the right to one vote for each share they held as of the record date.

        In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting on June 7, 2018 and will be accessible for ten days prior to the meeting at our principal place of business, 10960 Wilshire Blvd, 23rd Floor, Los Angeles, CA 90024, between the hours of 9:00 a.m. and 5:00 p.m. (Pacific Time).

How do I vote?

        If on April 13, 2018, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

  •
  You may vote by using the Internet at www.proxyvote.com by following the instructions for Internet voting on the Notice or Proxy Card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 6, 2018. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

  •
  You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the Notice or Proxy Card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 6, 2018. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

  •
  You may vote by mail by requesting, completing and mailing in a paper proxy card, as outlined in the Notice. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person.

        Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in "street name," you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) "For" the election of all two of your Board's nominees for director, (ii) "For" ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, (iii) "For" the advisory approval of our Company's executive compensation for the year ended December 31, 2017 as disclosed herein, and (iv) "For" a frequency of the advisory vote on the Company's executive compensation of one year. However, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

        In addition, we have hired Alliance Advisors, at an estimated cost of $15,000, plus reimbursement of reasonable expenses, to assist in the solicitation of proxies.

What does it mean if I receive more than one proxy card or Notice?

        If you receive more than one proxy card or Notice, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card or submit a proxy for each Notice to ensure that all of your shares are voted.

What if I share an address with another stockholder of Boingo?

        If you reside at the same address as another Boingo stockholder, you and other Boingo stockholders residing at the same address will receive a single copy of the Notice of Availabilty of Proxy Materials. If you wish to receive a separate copy of the Notice of Availabilty of Proxy Materials, you may do so by making a written or oral request to: Boingo Wireless, Inc., 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024, Attention: Corporate Secretary. Upon your request, we will promptly deliver a separate copy to you. The Annual Report, Proxy Statement and Notice are also available at www.proxyvote.com.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Secretary of the Company at 10960 Wilshire Boulevard, 23rd Floor, Los Angeles, California 90024.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Who will solicit proxies on behalf of the board?

        Proxies may be solicited on behalf of our Board, without additional compensation, by the Company's directors and employees.

        In addition, we have hired Alliance Advisors, at an estimated cost of $15,000, plus reimbursement of reasonable expenses, to assist in the solicitation of proxies.

        The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors and officers (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website at www.boingo.com. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes. Abstentions will be counted as present for purposes of determining the presence of a quorum. For Proposal 1, abstentions will not be considered as votes cast for or against any director, and will therefore have no effect on the outcome of the vote. For Proposals 2, 3 and 4, abstentions will not be considered as votes cast for or against any proposal, and will therefore have no effect on the outcome of the vote. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for such proposals.

        If your shares are held by your bank or broker as your nominee (that is, in "street name"), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current

NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered "non-discretionary" and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. All of our proposals, except for Proposal 2, are "non-discretionary" and therefore if you hold your shares through a broker, nominee, fiduciary or other custodian, your shares will not be voted on those proposals unless you provide voting instructions to the record holder.

How many votes are needed to approve each proposal?

  •
  For Proposal 1, directors, in an uncontested election, are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted "FOR" a Class I candidate for election as director must exceed the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered votes cast on this proposal and will not have any effect on the election of directors.

    We have also implemented a policy for director resignations, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. For more information see "Proposal No. 1—Election of Directors" below. The Board of Directors recommends a vote "FOR" all nominees.

  •
  To be approved, Proposal 2, to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, must receive a "For" vote from the majority of the votes cast at the Annual Meeting. Abstentions are not counted as a vote cast for or against the proposal and therefore have no effect on the outcome of the vote. Broker non-votes, if any, are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

  •
  To be approved, Proposal 3, advisory approval of our Company's executive compensation for the year ended December 31, 2017, must receive a "For" vote from the majority the votes cast at the Annual Meeting. Abstentions are not counted as a vote cast for or against the proposal and therefore have no effect on the outcome of the vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. However, the advisory approval of our Company's executive compensation for the year ended December 31, 2017 is advisory and non-binding in nature and cannot overrule any decisions made by our Board.

  •
  With respect to Proposal 4, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on Company's executive compensation that has been selected by stockholders. Abstentions are not counted as a vote cast for any option under the proposal and therefore have no effect on the outcome of the vote. Broker non-votes are counted towards a quorum, but are not counted as a vote cast for any option under the proposal and therefore have no effect on the outcome of the vote. However, because this vote is advisory and is not binding on our Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on April 13, 2018, the record date, are represented at the meeting by stockholders present in person or by proxy. On the record date, there were 41,756,449 shares of Common Stock outstanding and entitled to vote. Thus 20,878,225 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How will my shares be voted if I mark "Abstain" on my proxy card?

        We will count a properly executed proxy card marked "Abstain" as present for purposes of determining whether a quorum is present, but the shares represented by that proxy card will not be voted at the Annual Meeting for the proposals so marked.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the end of the Annual Meeting.

When are stockholder proposals due for next year's Annual Meeting?

        If you wish to submit a proposal to be considered for inclusion in next year's proxy materials, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before December 25, 2018. If you wish to submit a proposal to be presented at the 2019 Annual Meeting of Stockholders, but which will not be included in the Company's proxy materials, including to nominate a director, your Solicitation Notice, as defined in our bylaws, must be received by the Secretary of the Company at Boingo Wireless, Inc., 10960 Wilshire Blvd, 23rd Floor, Los Angeles, CA 90024, Attn: Secretary, no earlier than February 8, 2019 and no later than March 10, 2019. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Boingo Wireless' current bylaws may be found on the corporate governance subsection of the investor relations section of our corporate website at www.boingo.com.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

DIRECTORS AND EXECUTIVE OFFICERS

        Our directors and executive officers, and certain information about each of them as of April 1, 2018 are set forth below.

Name	Age	Position with Boingo Wireless
David Hagan	57	Chief Executive Officer and Chairman of the Board
Peter Hovenier	50	Chief Financial Officer and Secretary
Dawn Callahan	48	Chief Marketing Officer
Derek Peterson	47	Chief Technology Officer
Tom Tracey	55	Senior Vice President of Operations
Lance Rosenzweig	55	Lead Independent Director
Maury Austin	60	Director
Chuck Davis	57	Director
Mike Finley	57	Director
Terrell Jones	69	Director
Kathy Misunas	67	Director

        David Hagan has served as our Chief Executive Officer and a member of our Board of Directors since November 2004. He also served as our President from 2001 to May 2013. In August 2014, Mr. Hagan was elected as Chairman of our Board of Directors. Prior to joining us, Mr. Hagan served as Chief Executive Officer of FirstSource Corp., an e-commerce solutions provider, and as a President and Chief Operating Officer of Ticketmaster Online CitySearch, an online ticket retailer and city website manager. Mr. Hagan has over 25 years of experience in senior management roles in the telecommunications industry with Sprint in the United States and Canada, including President, Consumer Services Group. Mr. Hagan is a member of the Consumer Technology Association (CTA) and is currently Chairman of the CTA Executive Board and previously served as the Chairman of the CTA Wireless Division board. He received a B.S. from the University of Kansas and a M.B.A. from Baker University. The Board of Directors determined that Mr. Hagan should serve as a director based on his position as our Chief Executive Officer and his understanding of the wireless industry.

        Peter Hovenier has served as our Chief Financial Officer since November 2012. Mr. Hovenier served as our Senior Vice President of Finance from June 2007 to November 2012, and served as our Vice President Finance and Administration from June 2002 to June 2007. Prior to joining us, Mr. Hovenier was Vice President Finance and Administration of Frontera Corporation, an application service provider. Prior to Frontera, he held financial management positions with GeoCities, a web-hosting service; MGM Studios, a media company; and Wyndham Hotels Corporation, a hospitality company. In 1995, Mr. Hovenier became a Certified Public Accountant in the State of Washington. Mr. Hovenier received a B.A. in Accounting from Western Washington University.

        Dawn Callahan has served as our Chief Marketing Officer since February 2014. Ms. Callahan served as our Senior Vice President of Marketing and Sales from January 2013 to February 2014 and as our Vice President of Consumer Marketing from March 2007 to January 2013. Prior to joining Boingo, she was Vice President of Marketing for Time Warner Cable. Ms. Callahan holds a B.A. in Sociology from Washington State University and a M.B.A. with an emphasis in Entrepreneurship from Concordia University.

        Derek Peterson, Ph.D. has served as our Chief Technology Officer since January 2014. Dr. Peterson served as our Senior Vice President of Engineering from January 2013 to January 2014, as our Vice President of Billing and Business Intelligence from June 2012 to January 2013, and our Director of Billing from April 2011 to June 2012. He is also an adjunct professor at Colorado Technical University, a position he has held since July 2008. Previously, Dr. Peterson was Director, Products at Oracle from

July 2008 to April 2011, and Vice President, Engineering at United Online from April 2002 to July 2008. He is a veteran of Operation Desert Shield/Storm and Operation Joint Endeavor, having served with the United States Air Force. Dr. Peterson is a board member of the Wireless Broadband Alliance; MulteFire Alliance and New IP Agency; and a founding member of the Wireless Infrastructure Association's Innovation and Technology Council of wireless industry leaders. Dr. Peterson is also actively involved with the Citizens Broadband Radio Service Alliance and Wi-Fi Alliance. He was named "CTO of the Year" in 2017 by Los Angeles Business Journal and a "Wireless Industry Executive to Watch" in 2015 by Fierce Wireless. Dr. Peterson holds a B.S. in Computer Science from the University of Maryland, a M.A. in Education and Technology from the American Intercontinental University, and a Doctorate of Computer Science with a focus on Enterprise Information Systems from Colorado Technical University.

        Tom Tracey has served as our Senior Vice President of Operations since May 2011. Mr. Tracey served as our Vice President of Networks from January 2007 to May 2011. Before joining Boingo, he served as President and Chief Operating Officer of MDU Communications, and as Vice President of Broadband Services at EarthLink. Mr. Tracey holds a B.S. from San Diego State University and a M.B.A. from the Anderson School at the University of California Los Angeles.

        Lance Rosenzweig was elected as our Lead Independent Director in August 2017 and was appointed to our Board of Directors in July 2014. Mr. Rosenzweig currently serves as a board member of Quality Systems, Inc. From 2015 through 2016, Mr. Rosenzweig was an Operating Executive of Marlin Operations Group, working with Marlin Equity Partners, a global investment firm with over $6 billion in assets under management, where he served as Chairman of the Board of Duncan Solutions and GiftCertificates.com, and Chairman of the Board and interim Chief Executive Officer of Domo Tactical Communications. Mr. Rosenzweig was a pioneer of the highly profitable business process outsourcing (BPO) industry. Mr. Rosenzweig served as the Chief Executive Officer and President, Global Markets for Aegis USA, Inc., a leading BPO company with over 18,000 employees, from 2013 through the company's sale in 2014. Mr. Rosenzweig also co-founded and served as Chairman of the Board of PeopleSupport, Inc. since its inception in 1998, and as PeopleSupport's Chief Executive Officer from 2002 through the company's IPO and subsequent sale in 2008. Mr. Rosenzweig founded other wireless, manufacturing and finance companies including UniSite, which was acquired by American Tower; Newcastle Group, which was acquired by Tyco; and 24/7 Card. Prior to 1993, Mr. Rosenzweig was a divisional Vice President at GE Capital, a Vice President in the investment banking group of Dean Witter (now Morgan Stanley), a Vice President of Capel Court Pacific, and a Corporate Planning Manager of Jefferson Smurfit Group, a multinational packaging company. Mr. Rosenzweig received a B.S. in Industrial Engineering and a M.B.A., with honors every term, from Northwestern University. The Board of Directors determined that Mr. Rosenzweig should serve as a director based on his significant experience in the wireless industry, as well as public company audit and board experience and mergers and acquisitions.

        Maury Austin was appointed to our Board of Directors in June 2016. A retired public Chief Financial Officer, Mr. Austin has more than 35 years of financial experience in both public and private enterprises. Most recently, Mr. Austin served as the Chief Financial Officer and Vice President of MIPS Technologies, Inc., a semiconductor design company, from March 2008 to November 2011. He served as Chief Financial Officer at Portal Software Inc., a provider of billing and revenue management solutions for the communications and media industry, from June 2005 until its sale to Oracle Corporation in 2006. He served as the Chief Financial Officer at Vicinity Corporation, a provider of geographical mapping services, from January 2001 until its sale to Microsoft Corporation. He also served as a Director of Extreme Networks Inc. from April 2012 to November 2014 and also served on both the audit and compensation committees. He also served as a Director of Sigma Designs, Inc. from August 2012 to July 2013 and as chairman of the audit committee and a member of the compensation and nominating and governance committees. Mr. Austin holds a M.B.A. from Santa Clara University and a B.S. in Business Administration, from University of California at Berkeley. The Board of Directors determined that Mr. Austin should serve as a director based on his extensive experience in corporate finance and strategy, including business model development and implementation, investor relations and mergers and acquisitions.

        Chuck Davis was appointed to our Board of Directors in August 2011. Since May 2014, Mr. Davis has served as Chairman, CEO and Director of Prodege LLC, a digital rewards community whose leading properties are Swagbucks.com, MyPoints.com and ShopAtHome. Since January 2013, Mr. Davis served as Executive Chairman and Director of Prodege LLC. Mr. Davis is currently a Venture Partner with Technology Crossover Ventures. From January 2006 to June 2011, Mr. Davis served variously as Executive Chairman, Chairman and Chief Executive Officer of Fandango, an online retailer of movie tickets. In addition, following Fandango's acquisition by Comcast in May 2007, Mr. Davis also served as an Executive Vice President of Comcast Interactive Media until June 2011. Mr. Davis previously served as President, CEO, and Director of BizRate.com, which became Shopzilla, from 1999 to 2005 including its sale to the E.W. Scripps Company. Mr. Davis also served in various executive and managerial capacities for The Walt Disney Internet Group from 1996 to 1999, News Corporation's TV Guide from 1992 to 1995, and Time Warner, Inc. from 1982 to 1991. Mr. Davis holds an A.B. in Urban Studies from Brown University and a M.B.A. from Harvard University. The Board of Directors determined that Mr. Davis should serve as a director based on his executive management experience with direct-to-consumer and e-commerce companies.

        Mike Finley was appointed to our Board of Directors in August 2013. Mr. Finley currently serves as the President, North America and Australia and previously served as the Senior Vice President of Global Carrier Business Development for Qualcomm. Mr. Finley joined Nextel in 2002 as Area Vice President of Southern California and became Senior Vice President of General Business for the U.S. following its merger with Sprint. Mr. Finley served as President of the West Region and a Senior Vice President of Sprint Nextel before departing in 2008. Mr. Finley served as President of Verizon Wireless in Southern California, Vice President and General Manager in Sacramento, and was Vice President of Sales in Ohio for Airtouch Cellular. Mr. Finley previously held positions with Cellular One and McCaw Cellular. Mr. Finley received a B.S. and B.A. in Marketing from Creighton University and attended the General Manager Program in Executive Education at Harvard Business School. He currently serves on the board of the Los Angeles Sports and Entertainment Commission, and is a member of the Creighton University Hall of Fame. The Board of Directors determined that Mr. Finley should serve as a director based on his more than 30 years of experience in the wireless telecommunication industry.

        Terrell Jones was elected as a member of our Board of Directors in June 2013. He is currently executive chairman of Wayblazer, Inc., a travel software provider, and president of ON, Inc., a travel and e-commerce consulting firm which he founded in 2002. Mr. Jones has served as an executive and/or on the board of directors of several public companies. Specifically, Mr. Jones was Chairman of Kayak.com, an online travel company, from its founding in 2005 until its acquisition by the Priceline Group in May 2013; CEO of Travelocity.com, an online travel company, from its founding in 1996 until its acquisition by SABRE in 2002; board and audit committee member of Entrust, an internet service provider, from 1998 until 2004; board and audit committee member of La Quinta Corp, a hotel company, from 2004 until its sale to the Blackstone Group in January 2006; board and audit committee member of EarthLink, an internet services provider, from 2003 to 2011; and board member of Overture Services (OVER), an internet search company, from 2002 until its sale to Yahoo! in October 2003. Mr. Jones was employed for 22 years at American Airlines and its SABRE division in various executive positions including Chief Information Officer. Mr. Jones was a Special Venture Partner at General Catalyst Partners from 2002 to 2015. He received a B.A. in History from Denison University. The Board of Directors determined that Mr. Jones should serve as a director based on his significant experience in the Internet and e-commerce industries, his extensive experience in guiding boards of directors and public companies through successful corporate exits, as well as public company audit and board experience.

        Kathy Misunas was appointed to our Board of Directors in June 2016. Ms. Misunas currently serves as an advisor and board member to various businesses. Since 2000, she has served as a Director for TechData Corporation, one of the world's largest global distributors of technology products, services and solutions, where she serves as a Chair of the CyberTech Committee and is a member of the Compensation Committee which she previously chaired. She has also had prior Director roles in other businesses such as Travelocity.com and Canadian Tire Corporation, Canada's largest retailer. She is the founder and principal of Essential Ideas, a boutique advisory firm specializing in business strategies, innovation and communication leadership. Previously in executive roles, Ms. Misunas served as the Chief Executive Officer and President of brandwise LLC, an online comparison-shopping site for home durables, and Chief Executive Officer of Reed Travel Group, formerly part of Reed Elsevier PLC, a global publishing enterprise. She has also held positions of President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation), Senior Vice-President of AMR/American Airlines, and Chief Information Officer of American Airlines, Inc. Ms. Misunas attended Moravian College and the Alliance Francaise for undergraduate studies, as well as Executive Programs at the Universities of Pennsylvania and Virginia. Additionally, she is a National Association of Corporate Directors Board Fellow and completed Director programs at Harvard University and the University of Georgia. The Board of Directors believes that Ms. Misunas brings public board governance and compensation expertise as well as diversification to the Board and is highly qualified in technology and general business management.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board of Directors

        As required under the listing standards of the Nasdaq Global Market ("Nasdaq"), a majority of the members of a Nasdaq-listed company's board of directors must qualify as "independent," as affirmatively determined by its board of directors. Our Board of Directors consults with counsel to ensure that the Board of Directors' determinations are consistent with all relevant laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Management and outside counsel have reviewed the directors' responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this proxy statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors or director nominees. After reviewing this information, our Board of Directors affirmatively determined that, except for David Hagan (our Chief Executive Officer), all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

        As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Lance Rosenzweig, our lead independent director, presides over these executive sessions. During 2017, the Board had an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a

Cybersecurity Committee and a Steering Committee. The following table provides membership information for each of such Board committees during 2017:

Name	Audit		Compensation		Nominating and Corporate Governance		Cybersecurity Committee		Steering Committee
Charles Boesenberg(1)	X		X	*					X
Maury Austin	X	*
David Cutrer(2)			X						X
Chuck Davis			X		X	*
Mike Finley(3)			X	*					X
Terrell Jones	X				X		X	*
Kathy Misunas					X		X
Lance Rosenzweig	X								X	*

*
Committee Chair.

(1)
Mr. Boesenberg served as Chair of the Compensation Committee during a portion of 2017. Mr. Boesenberg retired from the Board in July 2017 and Mr. Finley was subsequently appointed as the Chair of the Compensation Committee. Mr. Boesenberg also served on the Audit Committee and Steering Committee until his retirement in July 2017.

(2)
Mr. Cutrer served on the Compensation Committee and Steering Committee until he left the Board in September 2017.

(3)
Mr. Finley joined the Steering Committee in October 2017.

        Below is a description of each of the committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees meets the applicable rules and regulations regarding "independence" and also that each member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Steering Committee and Cybersecurity Committee is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        Our Audit Committee is responsible for, among other things:

  •
  selecting and hiring our independent auditors;

  •
  approving the audit and non-audit services to be performed by our independent auditors;

  •
  evaluating the qualifications, performance and independence of our independent auditors;

  •
  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  •
  reviewing the adequacy and effectiveness of our internal control policies and procedures;

  •
  discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

  •
  preparing the Audit Committee Report in our annual proxy statement;

  •
  reviewing and monitoring actual and potential conflicts of interest of members of our Board of Directors and officers; and

  •
  reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

        Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.boingo.com. Each of Maury Austin, Charles Boesenberg, Terrell Jones and Lance Rosenzweig served on the Audit Committee of the Board of Directors during 2017. Mr. Boesenberg retired from the Board and its committees on which he served in July 2017. The Audit Committee met four times during 2017.

        The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent as currently defined under Nasdaq listing standards. The Board of Directors has determined that Maury Austin, Terrell Jones and Lance Rosenzweig are each an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board made a qualitative assessment of Mr. Austin's level of knowledge and experience based on a number of factors, including his experience as a chief financial officer of various publicly and privately traded companies, experience in accounting and finance roles for over 35 years and his degrees in business management. The Board also made a qualitative assessment of Mr. Jones' level of knowledge and experience based on a number of factors, including his prior experience as chief executive officer of two publicly traded companies, and prior service as a director on the audit committee of three other public companies. The Board also made a qualitative assessment of Mr. Rosenzweig's level of knowledge and experience based on a number of factors, including his experience as a partner of a leading private equity firm, prior experience as a chief executive officer of various publicly and privately traded companies and his prior experience in the banking industry.

Compensation Committee

        Our Compensation Committee is responsible for, among other things:

  •
  reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

  •
  reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

  •
  reviewing the succession planning for our executive officers;

  •
  reviewing and recommending compensation goals and bonus and equity compensation criteria for our employees;

  •
  reviewing and recommending compensation programs for directors;

  •
  preparing the compensation discussion and analysis and Compensation Committee report that the SEC requires in our annual proxy statement;

  •
  administering, reviewing and making recommendations with respect to our equity compensation plans; and

  •
  reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter and confirming the Company's compliance with applicable government regulations and corporate policies.

        A more detailed description of the Compensation Committee's functions can be found in our Compensation Committee Charter. The charter is published in the corporate governance section of our website at www.boingo.com. Each of Charles Boesenberg, David Cutrer, Chuck Davis and Mike Finley

served on the Compensation Committee of the Board of Directors during 2017. Mr. Boesenberg retired as a member of our Board and from the Board committees on which he served in July 2017 and Mr. Cutrer left the Board and the committees on which he served in September 2017. Mr. Boesenberg served as the Chair of the Compensation Committee until his retirement. In connection with Mr. Boesenberg's retirement and appointing a new Chair, the Committee considered various attributes of a new Chair and subsequently appointed Mike Finley as Chair of the Compensation Committee. All members of the Compensation Committee are independent as currently defined under Nasdaq listing standards.

        The Compensation Committee met nine times during 2017. Mr. Hagan, our principal executive officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Committee's deliberations about their compensation. Mr. Hovenier, our Chief Financial Officer, and Bethany Ellis, our Senior Vice President Human Resources, also assist the Committee in its executive officer, director and employee compensation deliberations. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors. The Compensation Committee has delegated authority to a grant committee, currently comprised of our Chief Executive Officer and our Chief Financial Officer, to approve awards within certain specified parameters to non-executive employees of the Company.

        The Croner Company advised the Compensation Committee during 2017 on executive compensation-related matters. The Compensation Committee has assessed the independence of The Croner Company pursuant to SEC rules and Nasdaq listing standards and determined that no impermissible conflict of interest exists that would prevent The Croner Company from independently advising the Compensation Committee.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board of Directors;

  •
  reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

  •
  overseeing the evaluation of our Board of Directors and management;

  •
  recommending members for each Board committee to our Board of Directors;

  •
  reviewing and monitoring our code of business conduct and ethics; and

  •
  reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter and confirming the Company's compliance with applicable government regulations and corporate policies.

        Our Nominating and Corporate Governance Committee charter can be found on the corporate governance section of our corporate website at www.boingo.com. Each of Chuck Davis, Terrell Jones and Kathy Misunas served on the Nominating and Corporate Governance Committee of the Board of Directors during 2017. All members of the Nominating and Corporate Governance Committee are independent as currently defined under Nasdaq listing standards. The Nominating and Corporate Governance Committee met six times during 2017.

        Our Nominating and Corporate Governance Committee believes that the minimum qualifications and skills that candidates for director should possess include (a) the highest professional and personal ethics and values, (b) broad experience at the policy-making level in business, government, education, technology or public interest, (c) a commitment to enhancing stockholder value and (d) sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The committee also considers the following factors, in no particular order of importance: (a) various and relevant career experience, (b) relevant skills, such as an understanding of the Company's business, (c) financial expertise, (d) diversity and (e) local and community ties. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

        Candidates for director nominees are reviewed in the context of the current composition of our Board, our strategy and operating requirements and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating and Corporate Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating and Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

        The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating and Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation.

Cybersecurity Committee

        Our Cybersecurity Committee is generally responsible for assisting the Board in setting accountability of management regarding cybersecurity preparedness, assessing the adequacy of resources and funding to sustain a successful cybersecurity program, providing guidance regarding management's recommendations related to cybersecurity initiatives and providing guidance regarding management's framework for responding to cybersecurity incidents.

        Each of Terrell Jones and Kathy Misunas served on the Cybersecurity Committee during 2017. Each of Mr. Jones and Ms. Misunas are independent as currently defined under Nasdaq listing standards. The Cybersecurity Committee met four times during 2017.

        The Cybsecurity Committee's primary responsibilities include:

  •
  reviewing the Company's overall cybersecurity plan and information technology information protection management strategy related risks. The Cybersecurity Committee is provided the results of any audit of the Company's cybersecurity plan and receives regular updates on cybersecurity and data protection and privacy;

  •
  reviewing reports provided by the information technology organization regarding the status of and future plans for the security of Company data stored on internal resources and with third party providers;

  •
  reviewing and making recommendations related to strategy, as appropriate, regarding action plans related to responses to data breaches;

  •
  obtaining advice and seeking assistance from outside cybersecurity and data privacy advisors and consultants as it determines necessary to carry out its duties; and

  •
  reviewing and advising on resources and funding issues relating to the establishment and maintenance of adequate cybersecurity controls and processes and information management protection risks.

Steering Committee

        Our Steering Committee assists the Board in establishing the Company's long-term strategy and also advises on other strategic matters. The Steering Committee meets from time to time as needed to discuss strategic matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Charles Boesenberg, David Cutrer, Chuck Davis, and Mike Finley served on the Compensation Committee of the Board of Directors during 2017. Mr. Boesenberg retired from the Board and all of its committees on which he served in July 2017 and Mr. Cutrer left the Board and all of its committees on which he served in September 2017. None of the members of the Compensation Committee was at any time during the 2017 fiscal year (or at any other time) an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

BOARD LEADERSHIP STRUCTURE

        Our Board of Directors has combined the roles of Chairman and Chief Executive Officer, who is David Hagan, our Chief Executive Officer, as Chairman of the Board. Our Board has determined that we would be best served by having a Chairman with deep operational and strategic knowledge of our business. Our Board has also appointed Lance Rosenzweig as our Lead Independent Director. Our Board has determined that we would be best served by also having a lead independent director to be responsible for conducting sessions with the independent directors as part of every Board meeting, calling special meetings of the independent directors and chairing all meetings of the independent directors.

RISK OVERSIGHT MANAGEMENT

        Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, from all functional areas of our company, and discussing these assessments with management. The Board's overall risk oversight is supplemented by the various committees. The Audit Committee discusses with management and our independent auditors our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures.

        Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Based upon this review, our Compensation Committee believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future. Specifically, we believe that the elements of our compensation program do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount and thus do not encourage risk-taking. A significant proportion of the compensation provided to our executives, and a material amount of the compensation provided to other employees, is in the form of long-term equity awards that are important to help further align employee interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price, and because awards are subject to long-term vesting schedules to help ensure that employees have significant value tied to long-term stock price performance.

        The Cybsecurity Committee discusses with management our cyber risk exposures and processes, and oversees the Company's planning and execution of the cybersecurity plan.

STOCKHOLDER OUTREACH AND COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

        The Company endeavors to improve corporate governance and executive compensation and practices and appreciates the views of its stockholders. As a result of our Board considering feedback received from stockholder outreach and the Company's long-term strategy, our Board recently implemented various changes to our corporate governance practices as summarized below. The Company has received positive feedback from stockholders on these changes.

  •
  Adopted Stock Ownership Guidelines:  In January 2016, the Compensation Committee adopted stock ownership guidelines to reinforce its belief that executives who believe in the future of the Company should have meaningful equity holdings in the Company. The ownership guidelines provide for a three year transition period from their adoption, and will require that our directors hold shares and share equivalents equal in value to three times their annual retainer and that each of our executive officers hold shares and share equivalents equal in value to a multiple of base salary, specifically six times base salary for our Chief Executive Officer and one times base salary for each of our other executive officers.

  •
  Adopted Majority Voting Standard in Uncontested Elections:  In December 2015, the Board approved and we adopted amendments to the Company's Bylaws to implement a majority voting standard in uncontested elections of directors (the "Majority Voting Standard"), which became effective at the annual meeting of stockholders held in 2017. The Majority Voting Standard provides that a director shall be elected to the Board if the number of shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election. However, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. As described in "Proposal 1—Election of Directors", we have also implemented a majority voting policy for director resignations, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election.

  •
  Adopted Amendments to the Certificate of Incorporation to Declassify the Board:  The Board approved and in June 2017, upon recommendation of the Board, the Company's stockholders approved an amendment to the Company's certificate of incorporation to declassify the Board over time. Commencing with the 2018 Annual Meeting, director nominees who are reelected will be reelected for a term of one year, but directors elected prior to the 2018 Annual Meeting will continue to serve the remainder of their terms. Therefore, at the 2020 annual meeting of stockholders, all directors who are elected will be elected for a one-year term. After the 2020 annual meeting of stockholders, our Board will no longer be classified.

        Our Board desires that the views of the Company's stockholders will be heard by our Board, its committees or individual directors, as applicable, and that appropriate responses will be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with our Board of Directors, any Board committee, the independent directors as a group or any individual director may send communications directly to the Company at Boingo Wireless, Inc., 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals, (ii) stockholder proposals and director nominations pursuant to our bylaws or (iii) service of process or any other notice in a legal proceeding.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met seven times during 2017. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which such member was a director or committee member. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2017. While we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders all directors are encouraged to attend, and all of our directors attended our 2017 annual meeting of stockholders.

CODE OF BUSINESS CONDUCT AND ETHICS

        The Company has adopted the Boingo Wireless, Inc. Code of Business Conduct and Ethics that applies to all directors, officers and employees. A copy is available on the corporate governance section of our website at www.boingo.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver in its public filings, as required by law or securities market regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of April 13, 2018 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors and director nominees; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

        This table lists applicable percentage ownership based on 41,756,449 shares of Common Stock outstanding as of April 13, 2018. Options to purchase shares of our Common Stock that are exercisable within 60 days of April 13, 2018 are deemed to be beneficially owned by the persons holding these options and convertible notes for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Restricted stock units that are expected to vest and settle within 60 days of April 13, 2018 are also deemed to be beneficially owned for purposes of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock
5% Stockholders
BlackRock, Inc.(2)	3,755,061	9.0%
55 East 52nd Street New York, NY 10055
Renaissance Technologies LLC(3)	3,001,000	7.2%
800 Third Avenue New York, New York 10022
The Vanguard Group(4)	2,442,936	5.9%
100 Vanguard Blvd. Malvern, PA 19355
Named Executive Officers, Directors and Director Nominees
Maury Austin(5)	24,616	*
Dawn Callahan(6)	137,871	*
Chuck Davis(7)	108,577	*
Mike Finley(8)	53,159	*
David Hagan(9)	952,314	2.3%
Peter Hovenier(10)	63,730	*
Terrell Jones(11)	84,847	*
Kathy Misunas(12)	22,384	*
Derek Peterson(13)	49,934	*
Lance Rosenzweig(14)	59,568	*
Tom Tracey(15)	47,654	*
All executive officers, directors and director nominees as a group (11 persons)	1,604,654	3.8%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Boingo Wireless, Inc., 10960 Wilshire Blvd., 23rd Floor, Los Angeles, CA 90024.

(2)
Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2018. Shares are held by the following subsidiaries: BlackRock International Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; and BlackRock Fund Advisors.

(3)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, each reported that, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation has sole power to direct the voting and disposition of 3,001,000 shares.

(4)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2018. The shares reported include shares held by The Vanguard Group, Inc. and the following wholly-owned subsidiaries: Vanguard Fiduciary Trust Company; and Vanguard Investments Australia, Ltd.

(5)
Represents 8,726 shares held by Mr. Austin and 15,890 shares issuable to Mr. Austin upon vesting of restricted stock units within 60 days of April 13, 2018.

(6)
Represents 21,353 shares held by Ms. Callahan, 107,993 shares issuable to Ms. Callahan upon exercise of options that are currently exercisable, and 8,525 shares issuable to Ms. Callahan upon vesting of restricted stock units within 60 days of April 13, 2018.

(7)
Represents 65,413 shares held by Mr. Davis, 36,000 shares issuable to Mr. Davis upon exercise of options that are currently exercisable, and 7,164 shares issuable to Mr. Davis upon vesting of restricted stock units within 60 days of April 13, 2018.

(8)
Represents 45,995 shares held by Mr. Finley and 7,164 shares issuable to Mr. Finley upon vesting of restricted stock units within 60 days of April 13, 2018.

(9)
Represents 665,037 shares held by Mr. Hagan and 287,277 shares issuable to Mr. Hagan upon exercise of options that are currently exercisable.

(10)
Represents 23,730 shares held by Mr. Hovenier and 40,000 shares issuable to Mr. Hovenier upon exercise of options that are currently exercisable.

(11)
Represents 77,683 shares held by Mr. Jones and 7,164 shares issuable to Mr. Jones upon vesting of restricted stock units within 60 days of April 13, 2018.

(12)
Represents 7,610 shares held by Ms. Misunas and 14,774 issuable to Ms. Misunas upon vesting of restricted stock units within 60 days of April 13, 2018.

(13)
Represents 41,409 shares held by Dr. Peterson and 8,525 shares issuable to Dr. Peterson upon vesting of restricted stock units within 60 days of April 13, 2018.

(14)
Represents 52,404 shares held by Mr. Rosenzweig and 7,164 shares issuable to Mr. Rosenzweig upon vesting of restricted stock units within 60 days of April 13, 2018.

(15)
Represents 29,757 shares held by Mr. Tracey, 11,111 shares issuable to Mr. Tracey upon exercise of options that are currently exercisable, and 6,786 shares issuable to Mr. Tracey upon vesting of restricted stock units within 60 days of April 13, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

        We believe that during the fiscal year ended December 31, 2017, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

        As provided by our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving in advance any related party transaction. Neither the Board of Directors nor the Audit Committee has adopted specific policies or guidelines relating to the approval of related party transactions. The members of our Audit Committee determine whether to approve a related party transaction in the exercise of their fiduciary duties as directors.

RELATED PARTY TRANSACTIONS

        In addition to the compensation arrangements with directors and named executive officers described elsewhere in this proxy statement, since January 1, 2017, there has not been a transaction or series of related transactions in which we were or are a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

INDEMNIFICATION AGREEMENTS

        We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis, which reviews and discusses our compensation programs and policies for our 2017 named executive officers should be read together with the compensation tables and related disclosures included below. It contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding our compensation decisions and programs.

        Our "named executive officers" for 2017 are:

  •
  David Hagan, our Chief Executive Officer;

  •
  Peter Hovenier, our Chief Financial Officer;

  •
  Dawn Callahan, our Chief Marketing Officer;

  •
  Derek Peterson, our Chief Technology Officer; and

  •
  Tom Tracey, Senior Vice President of Operations.

Executive Summary

2017 Performance Highlights

        Highlights of the Company's performance in 2017 included the following:

  •
  Revenue of $204.4 million, which was an increase of 28.3% over 2016 revenue.

  •
  Adjusted EBITDA of $68.9 million, which was an increase of 68.9% over 2016 Adjusted EBITDA(1).

  •
  Free cash flow of $24.4 million compared to $7.9 million for 2016(1).

  •
  Signed 36 new venues to the Company network and 43 Tier 1 carrier agreements.

  •
  Our stock price increased to $22.50 on December 29, 2017 (the last trading day of fiscal 2017), which represents an approximately 85% increase from $12.19 on December 30, 2016 (the last trading day of fiscal 2016), an approximately 240% increase from $6.62 on December 31, 2015, and an approximately 193% increase from $7.67 on December 31, 2014.

2017 Executive Compensation Overview

        Fiscal 2017 saw the continuation of a long-term incentive compensation program established by our Compensation Committee in fiscal 2016, which included the grant of the "2016 Three-Year Awards" (as described below). In particular, consistent with that program, no additional equity or other long-term incentives were awarded to our Chief Executive Officer or our Chief Financial Officer during fiscal 2017, and the 2017 equity awards granted to our other named executive officers were structured in a manner substantially similar to the 2016 equity awards, with half of each such award subject to service-based vesting and half of each such award (at target level) subject to the satisfaction of specified performance objectives measured over a two-year performance period. Additionally, our Chief Executive Officer and Chief Financial Officer received no additional equity or other long-term incentive awards for our fiscal 2018 compensation cycle.

        Additional highlights for our fiscal 2017 executive compensation programs include the following:

  •
  The base salaries of each of our named executive officers were increased 3% to reflect a merit increase, in line with the Company-wide merit increase for all other employees;

  •
  Our Compensation Committee added an annual free cash flow target to the quarterly revenue and annual Adjusted EBITDA objectives that are utilized for our cash-based annual management incentive compensation plan;

  •
  Cash bonuses were paid under the annual management incentive compensation plan at 143% of target based upon the Company's overachievement of the pre-established performance goals for 2017; and

  •
  Our named executive officers saw their outstanding equity awards increase in value as our stock price appreciated over the course of 2017, reflecting a desired alignment of our long-term incentive program with stockholder interests.

        See below in "Elements of Compensation" for more detailed discussion of these components of our fiscal 2017 executive compensation program.

Corporate Governance Considerations

        Stock Ownership Guidelines.    The Company's stock ownership guidelines reinforce our Board of Directors' belief that executives and members of the Board who believe in the future of the Company should have meaningful equity holdings in the Company. The ownership guidelines provide for a three-year transition period from their adoption in 2016, and will require that our directors hold shares and share equivalents equal in value to three times their annual retainer and that each of our executive officers hold shares and share equivalents equal in value to a multiple of base salary, specifically, six times base salary for our Chief Executive Officer and one times base salary for each of our other

(1)
Please refer to Exhibit 99.1 of our Form 8-K filed with the SEC on February 27, 2018 for a reconciliation of non-GAAP measures to GAAP measures.

executive officers. For purposes of the stock ownership guidelines, vested RSUs and vested and in-the-money options will be counted toward the applicable requirement. As of the end of 2017, all officers and directors were in compliance with these guidelines.

        Anti-Hedging and Anti-Pledging.    The Company has a policy that prohibits any hedging or pledging transactions of the Company's securities by the Company's directors and executive officers. This policy does not allow for exceptions or waivers to such prohibitions on hedging and pledging.

Risk Considerations

        As discussed in "Risk Oversight Management" above, the Compensation Committee reviews our compensation programs annually and concluded in 2017 that such programs do not create risks that could be reasonably likely to have a material adverse effect on us.

2017 Vote on Executive Compensation

        At our 2017 annual meeting of stockholders, over 58% of our stockholders at the meeting voted "For" a non-binding and voluntarily submitted advisory resolution approving the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. Our Compensation Committee reviewed the results of the 2017 advisory vote and concluded that, notwithstanding the disappointing level of approval obtained, it was appropriate to await the conclusion of the long-term incentive program established in 2016 for our Chief Executive Officer and Chief Financial Officer before deviating from the existing executive compensation program structure.

General Overview and Objectives of our Executive Compensation Programs

        Historically, our compensation programs have aimed to conserve cash while attracting and retaining executive officers who are highly motivated to grow our business in the long term. As with other growth-oriented companies in the wireless industry and the technology sector generally, we emphasize equity compensation, through a mix of service-based and performance-based restricted stock units ("RSUs"), to align the interests of management and stockholders, which we believe motivates the management team to grow the business in the long term. The Compensation Committee continues to believe that the total cash compensation of our named executive officers (including their base salary plus annual incentive bonus) should generally target the 50th percentile of our selected peer group and that total direct compensation (total cash compensation plus equity awards) should generally target the 60th percentile of our selected peer group.

        We recognize that our success depends to a great degree on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we designed, and intend to modify as necessary, our compensation and benefits program and philosophy in order to attract, retain and motivate talented, highly qualified and committed executive officers who share our business goals and corporate values. In doing so, we strive to reward achievement of clear, easily measured performance goals that keep our executive officers focused on accomplishing our long-term business objectives, while offering sufficient fixed compensation to remain competitive within our industry and geography. We expect to continue relying on this approach in the future.

        The principal objectives of our executive compensation programs are:

  •
  attracting, retaining and motivating talented and experienced executives;

  •
  rewarding executives whose knowledge, skills and performance are critical to and demonstrably contribute to our success and strategic goals; and

  •
  incentivizing our executives to manage our business as a team.

Role of the Compensation Committee, Board of Directors and Management in Setting Executive Compensation

        In general, our Compensation Committee makes compensation decisions regarding our named executive officers. During 2017, Messrs. Davis and Finley served as Committee members. Messrs. Boesenberg and Cutrer also served as Committee members during 2017 until their respective retirement (Mr. Boesenberg) and resignation (Mr. Cutrer) in July and September 2017, respectively. The Compensation Committee has overall responsibility for overseeing and, together with input from the full Board of Directors as the committee deems appropriate, approving the compensation of our Chief Executive Officer and other executive officers. Mr. Finley currently serves as Chair of our Compensation Committee.

        We anticipate that our Chief Executive Officer will continue to make recommendations to our Compensation Committee regarding compensation for other executive officers. However, while our Compensation Committee will consider our Chief Executive Officer's recommendations, it need not adopt these recommendations and may adjust them as it deems appropriate together with input from the full Board of Directors. The Committee has authority to approve all compensation decisions regarding our executive officers, although our Board of Directors also retains concurrent authority. The Committee may from time to time refer matters to the entire Board of Directors in order to obtain input from other directors prior to making a decision and, if appropriate, may submit matters for approval by the full Board of Directors. Other executive officers, including our Chief Financial Officer and our Senior Vice President Human Resources, participate in Compensation Committee meetings from time to time, primarily to present information to the Committee.

Independent Compensation Consultant and Peer Group

        Our Compensation Committee has the authority to engage the services of outside consultants and advisors to assist it in making decisions regarding our executive compensation programs. The Croner Company has been retained by our Compensation Committee since 2014 to advise the Committee regarding the compensation of our executive officers and non-employee directors. The Compensation Committee believes that The Croner Company's deep expertise in the technology industry provides the Committee with relevant and targeted advice.

        To assist the Compensation Committee in evaluating the different components of compensation to be paid to our named executive officers, the Compensation Committee relies on compensation data from a group of peer companies developed with the assistance of The Croner Company. The direction of the Compensation Committee in setting a peer group for 2017 was to include companies within 40% to 250% of the Company's revenue and with a market cap between 25% and 400% of the Company's then-current market cap, with similar or relevant business models and technology and communications companies located in California. For 2017 compensation decisions, the Compensation Committee relied on the following peer group of companies:

• 8x8, Inc.	• Limelight Networks, Inc.
• California Amplifier Incorporated	• LogMeIn, Inc.
• Exar Corporation	• Lumos Networks Corp.
• Global Eagle Entertainment Inc.	• MaxLinear, Inc.
• GoGo, Inc.	• Numerex Corp.
• GTT Communications, Inc.	• Orbcomm
• Inseego Corp. (formerly Novatel Wireless, Inc.)	• Spok Holdings, Inc.
• Inteliquent, Inc.	• Synchronoss Technologies, Inc.
• iPass Inc.	• Telenav, Inc.
• Jive Software, Inc.	• Vocera Communications
• KVH Industries, Inc.

        The compensation data from the peer group of companies developed with The Croner Company is used in evaluating our executive compensation program. Our Compensation Committee previously made the decision that the total cash compensation of our named executive officers (including their base salary plus annual incentive target bonus) should generally target the 50th percentile of our selected peer group and that total direct compensation (total cash compensation plus the grant date value of annual equity awards) should generally target the 60th percentile of our selected peer group compensation data. Our Compensation Committee continued to work with these target levels for fiscal 2017 compensation decisions, although it recognized that its determination in fiscal 2016 to grant equity awards to our Chief Executive Officer and Chief Financial Officer designed to cover fiscal 2016 through fiscal 2018 result in variances from the total direct compensation target for each officer with respect to each fiscal year in that period.

Elements of Compensation

        Our executive compensation program currently includes the following components:

  •
  annual base salary;

  •
  annual cash incentive bonus;

  •
  equity-based awards, including both service-based and performance-based awards; and

  •
  certain benefits upon involuntary termination of employment under specified circumstances.

        The weight of each of these components has not to date been determined by any particular formula, although our overall mix of total compensation has historically emphasized and continues to emphasize equity-based awards for their long-term incentive and retention value. The specific mix of components has been and will continue to be within the discretion and business judgment of our Board of Directors and the Compensation Committee, which have placed greater emphasis on the dynamics within and strategic direction of the Company and to considerations specific to the individual holding a particular executive position than on general market data.

        The following table provides a breakdown for 2017 target compensation for our named executive officers between fixed and variable compensation, based upon the compensation components required to be presented in the Summary Compensation Table (on page 27 herein). Fixed compensation is comprised of annual base salary and service-based equity awards, as it does not vary based on the Company's performance, whereas variable compensation is comprised of annual cash incentive bonuses and performance-based awards, as the value of both components is inherently tied to the Company's performance. Because the value of the equity awards granted to Messrs. Hagan and Hovenier in 2016 appeared in the Summary Compensation Table for 2016, the proportion of their variable compensation shown below for 2017 fails to reflect the 2017 incentive impact of those awards in the Variable Compensation column below.

Named Executive Officer	Fixed Compensation (%)	Variable Compensation(1) (%)
David Hagan	50	50
Peter Hovenier	57	43
Dawn Callahan	59	41
Derek Peterson	59	41
Tom Tracey	59	41

(1)
Includes annual cash incentive bonus and performance-based equity awards at target levels.

  Base Salary

        We provide a base salary to our named executive officers to compensate them for services rendered on a day-to-day basis during the year and to provide sufficient fixed cash compensation to allow them to focus on their ongoing responsibilities. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance as well as market conditions. In connection with the Compensation Committee's annual review process in January 2017, the base salaries of our named executive officers was increased for 2017 by approximately 3% as part of a Company-wide merit increase (which brings our named executive officers to 104% (on average) of the 50th percentile). The actual base salary increases that our named executive officers received are as follows: Mr. Hagan's base salary was increased from $515,000 to approximately $530,000; Mr. Hovenier's base salary was increased from approximately $337,000 to approximately $348,000; Ms. Callahan's base salary was increased from approximately $284,000 to approximately $292,000; Dr. Peterson's base salary was increased from $297,000 to approximately $306,000; and Mr. Tracey's base salary was increased from approximately $276,000 to approximately $284,000.

  Annual Cash Incentive Bonuses

        We use annual cash incentive bonuses to reward our named executive officers for the achievement of Company performance goals. Each year, we adopt new corporate financial objectives under our management incentive compensation plan to motivate and reward our senior executives, including our named executive officers, to attain specific short-term performance objectives that, in turn, further our long-term business objectives. These objectives are based upon corporate targets, rather than individual objectives. In setting target payout levels under our management incentive compensation plan, our Compensation Committee considered historical payouts, the total cost to the Company should performance objectives be achieved and our retention needs. The Compensation Committee retains discretion to reduce or eliminate payment under our management incentive compensation plan.

        For 2017, in connection with our continued efforts to respond to input we received from our stockholders, we increased the focus of our management incentive plan on non-revenue objectives as well as annual performance. The performance goals under our management incentive compensation plan had previously included two corporate objectives, revenue (determined on a quarterly basis) and Adjusted EBITDA (determined on an annual basis); however, for 2017 we also added an annual free cash flow target objective. For each goal in 2017, we established a threshold and a maximum achievement level, as well as a weighting as a proportion of the total bonus objective. The revenue and Adjusted EBITDA objectives were originally selected based on the desire to strongly encourage responsible revenue growth with profitability during the year as well as continued focus on our long-term strategy of monetizing our high-density wireless networks, including DAS and Wi-Fi networks. For 2017, our Compensation Committee determined it appropriate to include a free cash flow target, weighted at 10% of total target opportunity, in order to increase management's focus on non-revenue objectives as well as annual performance, and further determined it appropriate to equally weight revenue at 45% and Adjusted EBITDA at 45%. This change resulted in the relative weighting of annual objectives increasing to 55% of total target opportunity, compared to 20% in fiscal 2016, and of quarterly objectives decreasing to 45%, compared to 80% in fiscal 2016.

        For the 2017 cash bonuses, achievement of each financial objective at target equates to 100% of the bonus payout. With respect to the revenue objective, underachievement at the floor of 90% of the financial target results in a bonus payout of 50% for the objective and overachievement at 110% results in a maximum bonus payout of 150% for the objective. For both the Adjusted EBITDA and free cash flow objectives, underachievement at the floor of 70% of the financial target results in 50% of the bonus payout for the objective and overachievement at 120% results in a maximum bonus payout of 150% for the objective. Below the floor levels of each of the financial targets, there is no bonus payout. In the event of any under or overachievement, straight line interpolation is applied from target levels.

        Target bonuses for our named executive officers under the 2017 plan were as follows:

Named Executive Officer	Target Bonus ($)	Percentage of Base Salary
David Hagan	530,000	100%
Peter Hovenier	261,000	75%
Dawn Callahan	161,000	55%
Derek Peterson	168,000	55%
Tom Tracey	156,000	55%

        The relative weighting of each financial objective, together with 2017 target levels, actual achievement, and the percentage of target achieved, is as follows:

Financial Objective	Relative Weighting	2017 Target Level Achievement	Actual 2017 Achievement Metrics	% of Target Achieved
Revenue	45%	$189,532,000	$204,369,000	108% (1)
Free Cash Flow(2)	10%	$20,000,000	$24,420,000	122%
Adjusted EBITDA(3)	45%	$58,170,000	$68,916,000	118%

(1)
For 2017, the revenue portion of the annual incentive bonus was determined and paid on a quarterly basis, with the following target levels of achievement, weightings and actual achievement:

Applicable Quarter	Relative Weighting	Target Level Achievement	Actual Achievement	% of Target Achieved
1	9%	$41,567,000	$44,333,000	107%
2	10%	$44,948,000	$49,033,000	109%
3	12%	$48,612,000	$53,655,000	110%
4	14%	$54,405,000	$57,348,000	105%
(2)
For a discussion of free cash flow, see Exhibit 99.1 of our Form 8-K filed with the SEC on February 27, 2018.

(3)
For a discussion of Adjusted EBITDA, see footnote 1 to "Selected Financial Data" included in our Annual Report on Form 10-K.

        In February 2018, our Compensation Committee determined the achievement of the financial objectives applicable under the management incentive compensation plan for 2017 at an aggregate level of 143%, resulting in bonus payouts for fiscal 2017 as follows: Mr. Hagan—$759,111; Mr. Hovenier—$373,027; Ms. Callahan—$230,132; Dr. Peterson—$240,778; and Mr. Tracey—$223,619. The portion of these amounts attributable to revenue were paid on a quarterly basis; any remaining unpaid amounts, including the portion attributable to Adjusted EBITDA and free cash flow, were paid following the end of the calendar year.

  Long-Term Equity Incentive Award Program

        We believe that equity-based awards encourage our named executive officers to focus on the long-term performance of our business. Our Compensation Committee grants equity awards to executives and other employees in order to enable them to participate in the long-term appreciation of our stock price. Additionally, we believe our equity awards provide an important retention tool for our named executive officers, as they are subject to multi-year vesting.

        While we have in the past granted stock options, our current grant practices utilize service-based and performance-based RSUs. We believe that RSUs are the appropriate form of long-term incentive award for our Company in the current competitive conditions facing the wireless industry in which we compete for executive talent, allowing us to both retain current employees and attract new talent, as well as limit the dilution to our stockholders that a stock option program would impose. For named executive officers, we generally determine the number of RSUs to be granted by dividing the grant value approved by our Compensation Committee by the average trading price for the five consecutive days preceding the date of grant.

        Our Compensation Committee made significant changes in early 2016 to our long-term equity incentive program for our Chief Executive Officer and our Chief Financial Officer. Messrs. Hagan and Hovenier were each granted in 2016 RSUs that encompassed the aggregate target award value that they might otherwise have been granted in annual installments over each of 2016, 2017 and 2018.(2) We refer to each of these awards as a "2016 Three-Year Award." Neither officer has been granted any additional equity or long-term incentive awards since the 2016 Three-Year Awards. Our named executive officers other than our Chief Executive Officer and Chief Financial Officer, on the other hand, have continued to receive RSUs on an annual basis, 50% of the grant value of which is subject to service-based vesting and 50% of the grant value (at target level) of which is subject to satisfaction of specified performance objectives measured over a two-year performance period.

        The RSUs granted to all of our named executive officers in 2016, including the 2016 Three-Year Awards granted to Messrs. Hagan and Hovenier, were subject to satisfaction of specified service-based and performance-based conditions. These awards were equally apportioned between service-based RSUs (50% of the grant value) and performance-based RSUs (50% of the grant value based upon at-target performance). The performance-based RSUs were subject to two equally-weighted performance objectives: 50% of the at-target value was based upon achieving average revenue growth of 15% over a two-year period ending on December 31, 2017, as compared with revenue in the year ending on December 31, 2015, and 50% was based upon an Adjusted EBITDA margin target of 25%, measured at the end of 2017. The performance objectives were subject to under- or over- achievement on a sliding scale, with a threshold of 50% of the target number of RSUs (for average revenue growth of 10% and an Adjusted EBITDA margin target of 24%) and a maximum of 150% of the target number of RSUs (for average revenue growth of 20% and an Adjusted EBITDA margin target of 26%), with straight-line interpolation applied between performance increments.

        In February 2018, our Compensation Committee determined that the average revenue growth over the two-year period ending on December 31, 2017 was 21.2% and the Adjusted EBITDA margin was 33.7%, resulting in achievement of the 2016 performance-based RSUs at the maximum level, or 150% of the target objective. As a result, our named executive officers will be eligible to vest in the following total number of RSUs: Mr. Hagan: 877,792; Mr. Hovenier: 585,195; Ms. Callahan: 50,016; Dr. Peterson: 50,016; and Mr. Tracey: 37,512. For Mr. Hagan and Mr. Hovenier, such RSUs will vest on February 1, 2019, subject to each officer remaining in service with us through that date. For Ms. Callahan, Dr. Peterson and Mr. Tracey, 66 2/3% of such RSUs vested on the date achievement was determined, and the remainder will vest in four equal quarterly installments beginning on May 1, 2018, subject to the executive officer's continued service through each vesting date.

        2017 Equity Awards.    In early 2017, and in continuance of the long-term incentive program implemented in 2016, our named executive officers other than Messrs. Hagan and Hovenier were

(2)
As explained in detail in our 2017 proxy statement, Mr. Hagan's 2016 Three-Year Award was approved by our Compensation Committee in two tranches as a result of the annual limit of 1,000,000 shares per year that can be granted to an individual employee under the Company's 2011 Equity Incentive Plan, with the first tranche approved in early 2016 and the second tranche in early 2017.

granted RSUs, with 50% of the aggregate grant value in service-based RSUs and 50% in performance-based RSUs (at-target). As with the 2016 performance-based RSUs, the performance-based RSUs granted to Ms. Callahan, Dr. Peterson and Mr. Tracey are subject to a two-year performance period as well as both an Adjusted EBITDA margin objective and a revenue growth objective. The 2017 service-based RSUs granted to Ms. Callahan, Dr. Peterson and Mr. Tracey began vesting in 12 equal quarterly installments on May 1, 2017, subject to each executive officer's continued service through each vesting date, and the 2017 performance-based RSUs will vest as to 66 2/3% of the RSUs that become eligible to vest based on performance on the date in 2019 on which our Compensation Committee determines the achievement, an additional 8 1/3% of such RSUS will vest on May 1, 2019, and an additional 8 1/3% of such RSUs will vest upon the executive officer's completion of an additional quarter of continuous service thereafter.

        The actual number of 2017 service-based RSUs and 2017 performance-based RSUs (at target) granted to each of our named executive officers other than Messrs. Hagan and Hovenier is as follows:

Executive Officer	Aggregate Number of RSUs (at target)	Service-Based Vesting RSUs	Performance- Based Vesting RSUs (at target)
Dawn Callahan	25,116	12,558	12,558
Derek Peterson	25,116	12,558	12,558
Tom Tracey	25,116	12,558	12,558

        In addition, our Compensation Committee in 2017 amended certain outstanding awards, including RSUs held by our named executive officers, to permit share withholding from the award to cover the tax withholding in excess of the minimum statutory withholding rate in response to recent changes to accounting guidance, and certain stock options nearing the end of their 10-year term to add a net exercisability feature. We do not have, nor do we plan to establish, any program, plan or practice to time equity award grants in coordination with releasing material non-public information, nor do we have any established grant schedule.

  Severance and Change of Control Benefits

        Our Board of Directors believes that it is necessary to offer senior members of our executive team severance benefits to ensure that they remain focused on executing our strategic plans, including in the event of a proposed or actual acquisition. We have entered into employment agreements with our named executive officers to provide them with additional severance benefits upon an involuntary termination of employment under specified circumstances prior to and following a change of control. The terms of these agreements are described below in "Severance or Employment Agreements."

        Additionally, the 2016 RSUs granted to Messrs. Hagan, Hovenier and Tracey, Dr. Peterson and Ms. Callahan as well as the 2017 RSUs granted to Mr. Tracey, Dr. Peterson and Ms. Callahan provide that if the officer were to be involuntarily terminated outside the change of control context, then they would be treated as vested in a number of shares underlying the award equal to the sum of the number of shares applying a monthly pro-rata vesting over the three-year overall vesting schedule (with the performance-based RSUs determined at 100% of target if before the date performance has been determined to be achieved, and at the actual level of achievement if after such date), plus in Mr. Hagan's case an additional 24 months of vesting, in Mr. Hovenier's case an additional 12 months of vesting or in Ms. Callahan's, Dr. Peterson's or Mr. Tracey's case, an additional 9 months of vesting. Upon an involuntary termination in connection with a change of control, each officer would be entitled to full vesting of these awards, with achievement of the performance-based award deemed to be at-target if the transaction occurred prior to the end of the two-year performance period.

  Perquisites

        We do not provide any significant perquisites or other personal benefits to our named executive officers.

  Benefits

        We provide the following benefits, which we believe are typical of the companies with which we compete for employees, to our named executive officers on the same basis provided to all of our employees:

  •
  health, dental and vision insurance;

  •
  life insurance and accidental death and dismemberment insurance;

  •
  a 401(k) plan;

  •
  an employee assistance plan;

  •
  short and long-term disability insurance;

  •
  a medical and dependent care flexible spending account; and

  •
  a health savings account.

Tax Considerations

        We do not provide any tax gross-ups to our executive officers or directors.

        Section 162(m) of the Code limits deductibility of certain compensation to $1.0 million per year for the Chief Executive Officer and certain other executive officers. Prior to changes in tax law taking effect in 2018, there was an exception to the $1.0 million limitation for performance-based compensation, including stock options, meeting certain requirements. Historically, the stock options we have granted to named executive officers were designed to qualify as performance-based compensation for purposes of Section 162(m), as well as a portion of our performance-based RSUs. However, to maintain flexibility in compensating our executive officers in a manner designed to achieve our strategic goals, contractual commitments and such other factors as our Compensation Committee considered in its judgment to be appropriate, our Compensation Committee does not have a policy requiring all compensation to be deductible.

        The exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Chief Executive Officer and certain other executive officers in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

COMPENSATION COMMITTEE REPORT(1)

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Submitted by the following members of the Compensation Committee:

Chuck Davis
Mike Finley

2017 SUMMARY COMPENSATION TABLE

        The following table provides information regarding the compensation of our "principal executive officer," our "principal financial officer," and our next three most highly compensated executive officers during the 2017 fiscal year. We refer to these individuals as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
David Hagan	2017	530,000	—(4)	759,111	8,100	1,297,211
Chief Executive Officer	2016	515,000	7,174,491	488,130	7,950	8,185,571
	2015	500,000	1,704,030	514,908	7,800	2,726,738
Peter Hovenier	2017	348,000	—	373,027	8,100	729,127
Chief Financial Officer	2016	337,000	4,782,994	239,867	7,950	5,367,811
	2015	324,000	1,136,022	250,593	7,800	1,718,415
Dawn Callahan	2017	292,000	296,871	230,132	8,100	827,103
Chief Marketing Officer	2016	284,000	408,797	147,982	7,950	848,729
	2015	276,000	473,338	156,100	7,800	913,238
Derek Peterson(5)	2017	306,000	296,871	240,778	8,100	851,749
Chief Technology Officer	2016	297,000	408,797	154,827	7,950	868,574
Tom Tracey	2017	284,000	296,871	223,619	8,100	812,590
Senior Vice President,	2016	276,000	306,598	143,794	7,950	734,342
Operations	2015	268,000	378,669	151,682	7,800	806,151

(1)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Notes 2 and 14 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by the Company in determining the grant date fair value of its equity awards. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. In 2017, each named executive officer other than Messrs. Hagan and Hovenier was granted both performance-based RSUs, the vesting of which is contingent upon the Company's achievement of the specified revenue growth and EBITDA margin targets, and service-based RSUs, as described in greater detail in the "Long-Term Equity Incentive Award Program" section of the "Compensation Discussion and Analysis" beginning on page 24. The grant date fair value of the performance-based RSUs included in the "stock awards" column above assumes the RSUs will become eligible to vest at their "target" level (100%), which the Company determined was the probable outcome for the awards at the time of grant, and is 50% of the total grant date fair value reflected in the "stock awards" column, with the other 50% of the total grant date fair value attributable to the service-based RSUs. The grant date fair value of the performance-based RSUs assuming achievement at the maximum level (150%) is $226,653.

(2)
Represents amounts paid under our 2017 management incentive compensation plan.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Boingo Wireless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(3)
The amounts shown for 2017 as All Other Compensation include matching contributions made under our 401(k) plan during 2017. The 401(k) contributions are provided to our executive officers on the same basis as that provided to all other regular U.S. employees.

(4)
See footnote 2 in the "Compensation Discussion and Analysis" regarding certain action taken during fiscal year 2017 on Mr. Hagan's 2016 Three-Year Award.

(5)
Dr. Peterson was employed by us, but was not one of our named executive officers in 2015. Accordingly, compensation information is only provided for 2016 and 2017.

2017 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth certain information regarding each plan-based award granted to our named executive officers during our 2017 fiscal year.

									All Other Stock Awards: Number of Shares of Stock or Units (#)
			Estimated Future/Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
										Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Board Approval Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Hagan	N/A	N/A	265,225	530,450	795,675	—	—	—	—	—
Peter Hovenier	N/A	N/A	130,332	260,663	390,995	—	—	—	—	—
Dawn Callahan	N/A	N/A	80,406	160,811	241,217	—	—	—	—	—
	2/1/17	1/20/17	—	—	—	—	—	—	12,558	148,436
	2/1/17	1/20/17	—	—	—	3,139	12,558	18,837	—	148,436
Derek Peterson	N/A	N/A	84,126	168,251	252,377	—	—	—	—	—
	2/1/17	1/20/17	—	—	—		—	—	12,558	148,436
	2/1/17	1/20/17	—	—	—	3,139	12,558	18,837	—	148,436
Tom Tracey	N/A	N/A	78,130	156,260	234,390	—	—	—	—	—
	2/1/17	1/20/17	—	—	—	—	—	—	12,558	148,436
	2/1/17	1/20/17	—	—	—	3,139	12,558	18,837	—	148,436

(1)
Each named executive officer was granted a non-equity incentive plan award pursuant to our 2017 management incentive compensation plan which is discussed in greater detail in the "Annual Cash Incentive Bonuses" section of the "Compensation Discussion and Analysis," beginning on page 23. The amounts show in the "target" column reflect the target payout under the plan. The target amount is equal to 100% of Mr. Hagan's annual base salary, 75% of Mr. Hovenier's annual base salary, and 55% of Ms. Callahan's, Dr. Peterson's, and Mr. Tracey's annual base salary. The amounts shown in the "minimum" column reflect the minimum payout of 50% of the target bonus amount if 90% of the revenue, 70% of the Adjusted EBITDA and 70% of the free cash flow targets are achieved. The amounts shown in the "maximum" column reflect the maximum payout of 150% of the target bonus amount if 110% of the revenue, 120% of the Adjusted EBITDA and 120% of the free cash flow targets are achieved. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table on page 27.

(2)
Each of our named executive officers other than Messrs. Hagan and Hovenier was granted performance-based RSUs under our 2011 Equity Incentive Plan, the vesting of 50% of which is related to the Company's 2017 and 2018 revenue growth and the remaining 50% of which is related to the Company's EBITDA margin at the end of 2018, as discussed in greater detail in the "Long-Term Equity Incentive Award Program" section of the "Compensation Discussion and Analysis," beginning on page 24. The number of RSUs reflected in the table above as the "threshold" amount represents the minimum number of RSUs that will be eligible to vest based on satisfaction of the one year service-based component with the Company following the performance period if either the revenue or the EBITDA margin targets are met at their minimum achievement level. The number of RSUs reflected in the table above as the "target" requires full achievement of both the revenue and EBITDA margin targets and will only vest based on satisfaction of the service-based component with the Company following the performance period. The number of RSUs reflected in the table above as the "maximum" requires overachievement of both the revenue and Adjusted EBITDA margin targets and will only vest based on satisfaction of the service-based component with the Company following the performance period.

(3)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Notes 2 and 14 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by the Company in determining the grant date fair value of its equity awards. For the performance-based RSUs, the grant date fair value assumes such RSUs will become eligible to vest at their "target" level (100%), which the Company determined was the probable outcome for the awards at the time of grant. The grant date fair value of the performance-based RSUs assuming achievement at the maximum level (150%) is set forth in footnote 1 to the Summary Compensation Table on page 27.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

        The following table sets forth information regarding each unexercised option and all unvested RSUs held by each of our named executive officers as of December 31, 2017.

        The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to the options and

RSUs held by our named executive officers, please see the section titled "2017 Potential Payments Upon Termination or Change in Control" below.

			Option Awards				Stock Awards
Name	Date of Grant	Initial Vesting Date	Number of Securities Underlying Unexercised Options— Vested (#)	Number of Securities Underlying Unexercised Options— Unvested (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
David Hagan	12/31/09	12/31/10	44,000	—	1.40	12/31/19	—		—	—		—
	12/31/09	05/04/12	24,087	—	1.40	12/31/19	—		—	—		—
	12/31/09	05/04/12	19,913	—	1.40	12/31/19	—		—	—		—
	05/03/11	06/03/12	377,777	—	13.50	05/03/21	—		—	—		—
	02/27/15	06/01/15	—	—	—	—	104,085	(2)	2,341,913	—		—
	02/27/15	03/01/16	—	—	—	—	51,961	(3)	1,169,123	—		—
	02/01/16	02/01/19	—	—	—	—	585,195	(4)	13,166,888	—		—
	02/01/16	02/01/19	—	—	—	—	877,792	(5)	19,750,320	—		—

			465,777	—			1,619,033		36,428,244	—		—

Peter Hovenier	12/31/09	12/31/10	18,000	—	1.40	12/31/19	—		—	—		—
	05/03/11	06/03/12	40,000	—	13.50	05/03/21	—		—	—		—
	02/27/15	06/01/15	—	—	—	—	69,390	(2)	1,561,275	—		—
	02/27/15	03/01/16	—	—	—	—	34,641	(3)	779,423	—		—
	02/01/16	02/01/19	—	—	—	—	390,130	(4)	8,777,925	—		—
	02/01/16	02/01/19	—	—	—	—	585,195	(5)	13,166,888	—		—

			58,000	—			1,079,356		24,285,511	—		—

Dawn Callahan	05/03/11	06/03/12	107,993	—	13.50	05/03/21	—		—	—		—
	02/27/15	06/01/15	—	—	—	—	3,614	(6)	81,315	—		—
	02/27/15	03/01/16	—	—	—	—	1,804	(7)	40,590	—		—
	02/01/16	05/01/16	—	—	—	—	13,893	(6)	312,593	—		—
	02/01/16	02/22/18	—	—	—	—	50,016	(8)	1,125,360	—		—
	02/01/17	05/01/17	—	—	—	—	9,418	(6)	211,905	—		—
	02/01/17	n/a	—	—	—	—	—		—	12,558	(9)	282,555

			107,993	—			78,745		1,771,763	12,558		282,555

Derek Peterson	02/27/15	06/01/15	—	—	—	—	2,891	(6)	65,048	—		—
	02/27/15	03/01/16	—	—	—	—	1,443	(7)	32,468	—		—
	02/01/16	05/01/16	—	—	—	—	13,893	(6)	312,593	—		—
	02/01/16	02/22/18	—	—	—	—	50,016	(8)	1,125,360	—		—
	02/01/17	05/01/17	—	—	—	—	9,418	(6)	211,905	—		—
	02/01/17	n/a	—	—	—	—	—		—	12,558	(9)	282,555

			—	—			77,661		1,747,374	12,558		282,555

Tom Tracey	05/03/11	06/03/12	41,111	—	13.50	05/03/21	—		—	—		—
	02/27/15	06/01/15	—	—	—	—	2,891	(6)	65,048	—		—
	02/27/15	03/01/16	—	—	—	—	1,443	(7)	32,468	—		—
	02/01/16	05/01/16	—	—	—	—	10,420	(6)	234,450	—		—
	02/01/16	02/22/18	—	—	—	—	37,512	(8)	844,020	—		—
	02/01/17	05/01/17	—	—	—	—	9,418	(6)	211,905	—		—
	02/01/17	n/a	—	—	—	—	—		—	12,558	(9)	282,555

			41,111	—			61,684		1,387,891	12,558		282,555

(1)
The closing price of a share of our common stock on December 29, 2017 was $22.50.

(2)
Shares underlying the RSU award vested as to 1/12th of the shares commencing on the initial vesting date through March 1, 2016. As a result of a vesting extension agreement entered into with each of Messrs. Hagan and Hovenier on February 1, 2016, the shares underlying the award that were unvested following the March 1, 2016 vesting date will vest in full on March 1, 2018, subject to their continued service to the Company through such date.

(3)
Vesting of the shares underlying the RSU award was originally contingent upon certain performance-based metrics during the 2015 fiscal year. The shares underlying the RSU for which the performance metric was achieved are eligible to vest based on continued service to the Company. 33 1/3% of the shares vested on the initial vesting date and, pursuant to a vesting extension agreement entered into with each of Messrs. Hagan and Hovenier on February 1, 2016, the remaining shares underlying the award will vest in full on March 1, 2018, subject to their continued service to the Company through such date.

(4)
Shares underlying the RSU award will vest in full on the initial vesting date, subject to continued service to the Company through such date.

(5)
Vesting of the shares underlying the performance-based RSU award was originally contingent upon certain performance-based metrics over a two-year performance period ending on December 31, 2017. Following a determination that achievement was at the maximum level on February 22, 2018, the RSUs are eligible to vest in full on the initial vesting date, subject to continued service through such date.

(6)
Shares underlying the RSU award vest in a series of twelve successive equal quarterly installments commencing on the initial vesting date, subject to continued service to the Company through each vesting date.

(7)
Vesting of the shares underlying the RSU award was originally contingent upon certain performance-based metrics during the 2015 fiscal year. The shares underlying the RSU award for which the performance metric was achieved are eligible to vest based on continued service to the Company, with 33 1/3% of such shares vesting on the initial vesting date, and with respect to the balance in a series of eight successive equal quarterly installments thereafter.

(8)
Vesting of the shares underlying the performance-based RSU award was originally contingent upon certain performance-based metrics over a two-year performance period ending on December 31, 2017. 66 2/3% of the shares underlying the RSU award vested on February 22, 2018, following a determination that achievement was at the maximum level. An additional 1/12th of such shares will vest on May 1, 2018, and an additional 1/12th of such shares will vest quarterly thereafter, subject to continued service to the Company through each vesting date.

(9)
Vesting of the shares underlying the performance-based RSU award is contingent upon achievement of both a revenue growth metric and the Company's Adjusted EBITDA margin over a two-year performance period ending on December 31, 2018, as well as continued service through the date performance is determined to have been achieved by the Company. 66 2/3% of the shares underlying the RSU award for which performance is determined to have been achieved will vest on such date of determination, an additional 1/12th of such shares will vest on May 1, 2018, and an additional 1/12th of such shares will vest quarterly thereafter, subject to continued service to the Company through each vesting date. The number of shares in the table above and the corresponding value of such shares reflects target performance.

2017 OPTION EXERCISES AND STOCK VESTED

        The following table shows the number of shares acquired upon exercise of options by each named executive officer during the 2017 fiscal year and the number of restricted stock units held by each named executive officer that vested during the 2017 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
David Hagan	748,496	10,510,766	96,821	1,114,410
Peter Hovenier	93,333	819,835	48,410	557,199
Dawn Callahan	106,293	1,304,493	39,962	673,555
Derek Peterson	50,000	611,385	35,627	594,908
Tom Tracey	70,000	460,687	32,848	550,186

(1)
The value realized on exercise represents the number of shares acquired multiplied by the excess of the market value of the common stock on the date of exercise over the applicable exercise price per share of the option.

(2)
Represents the closing price of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

        We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during 2017.

2017 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Please see "Severance or Employment Agreements" below for a description of the severance arrangements for our named executive officers.

        The following table describes the potential payments and benefits for each of our named executive officers under their employment agreements upon an involuntary termination, as if each officer's employment terminated as of December 31, 2017.

Name	Benefit	Qualifying Involuntary Termination of Employment ($)		Qualifying Involuntary Termination of Employment within 12 months after a Change in Control ($)
David Hagan	Cash Severance	1,060,900		1,060,900
	Health Benefits	15,425		15,425
	Vesting of RSUs(1)	36,428,244	(2)	36,428,244	(3)

	Total Value	37,504,569		37,504,569

Peter Hovenier	Cash Severance	608,214		608,214
	Health Benefits	22,584		22,584
	Vesting of RSUs(1)	23,675,932	(2)	24,285,510	(3)

	Total Value	24,306,730		24,916,308

Dawn Callahan	Cash Severance	219,288		453,196
	Health Benefits	11,569		15,425
	Vesting of RSUs(1)	1,594,776	(2)	2,054,318	(3)

	Total Value	1,825,633		2,522,939

Derek Peterson	Cash Severance	229,433		474,161
	Health Benefits	16,938		22,584
	Vesting of RSUs(1)	1,570,387	(2)	2,029,928	(3)

	Total Value	1,816,758		2,526,673

Tom Tracey	Cash Severance	213,082		440,369
	Health Benefits	16,938		22,584
	Vesting of RSUs(1)	1,262,997	(2)	1,670,445	(3)

	Total Value	1,493,017		2,133,398

(1)
The value of vesting of RSUs shown above assumes that each executive's qualifying termination of employment and change of control (if applicable) occurred on December 31, 2017, and was calculated by multiplying the number of unvested RSUs that will accelerate by the fair market value of our common stock on December 29, 2017 ($22.50).

(2)
For the 2016 RSUs, includes that number of RSUs underlying the award equal to the sum of the number of RSUs applying a monthly pro-rata vesting over the 3-year overall vesting schedule (with the performance-based RSUs determined at maximum), plus in Mr. Hagan's case an additional 24 months of vesting, in Mr. Hovenier's case an additional 12 months of vesting and, in Ms. Callahan's, Dr. Peterson's or Mr. Tracey's case, an additional 9 months of vesting. For the 2017 RSUs granted to each of Ms. Callahan, Dr. Peterson and Mr. Tracey, includes that number of RSUs underlying the award equal to the sum of the number of RSUs applying a monthly pro-rata vesting over the 36 month period commencing on February 1, 2017 plus an additional 9 months of vesting (with the performance-based RSUs at 100% of target).

(3)
For the 2016 performance-based RSUs, includes full vesting acceleration with achievement deemed to be at the maximum level. For the 2017 performance-based RSUs, includes full vesting acceleration with achievement deemed to be at the target level.

SEVERANCE OR EMPLOYMENT AGREEMENTS

David Hagan

        On April 11, 2011, we entered into an employment agreement with Mr. Hagan that provides that if Mr. Hagan's employment is terminated without cause or should Mr. Hagan resign his employment for good reason prior to, or more than 12 months after, a change of control, Mr. Hagan is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and 24 months of vesting credit under his outstanding equity awards. If Mr. Hagan's employment is terminated without cause or should Mr. Hagan resign his employment for good reason within 12 months following a change of control, Mr. Hagan is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

Peter Hovenier

        We entered into an employment agreement with Mr. Hovenier in April 2013 after he was promoted as our Chief Financial Officer. Under this agreement, if Mr. Hovenier's employment is terminated without cause or should Mr. Hovenier resign his employment for good reason prior to, or more than 12 months after, a change in control, Mr. Hovenier is entitled to 12 months of base salary, a pro rata payment of his annual target bonus, 12 months of continued health benefits, and 12 months of vesting credit under his outstanding equity awards. If Mr. Hovenier's employment is terminated without cause or should Mr. Hovenier resign his employment for good reason within 12 months following a change in control, Mr. Hovenier is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

Dawn Callahan

        We entered into an employment agreement with Ms. Callahan in January 2013 after she was promoted to our Senior Vice President of Marketing and Sales. Under this agreement, if Ms. Callahan's employment is terminated without cause or should Ms. Callahan resign her employment for good reason prior to, or more than 12 months after, a change in control, Ms. Callahan is entitled to 9 months of base salary, 9 months of continued health benefits, and 9 months of vesting credit under her outstanding equity awards. If Ms. Callahan's employment is terminated without cause or should Ms. Callahan resign her employment for good reason within 12 months following a change in control, Ms. Callahan is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of her outstanding equity awards.

Derek Peterson

        We entered into an employment agreement with Dr. Peterson in January 2013 after he was promoted to our Senior Vice President of Engineering. Under this agreement, if Dr. Peterson's employment is terminated without cause or should Dr. Peterson resign his employment for good reason prior to, or more than 12 months after, a change in control, Dr. Peterson is entitled to 9 months of base salary, 9 months of continued health benefits, and 9 months of vesting credit under his outstanding equity awards. If Dr. Peterson's employment is terminated without cause or should Dr. Peterson resign his employment for good reason within 12 months following a change in control, Dr. Peterson is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

Tom Tracey

        We entered into an employment agreement with Mr. Tracey in September 2011 after he was promoted as our Senior Vice President of Operations. Under this agreement, if Mr. Tracey's employment is terminated without cause or should Mr. Tracey resign his employment for good reason prior to, or more than 12 months after, a change in control, Mr. Tracey is entitled to 9 months of base salary, 9 months of continued health benefits, and 9 months of vesting credit under his outstanding equity awards. If Mr. Tracey's employment is terminated without cause or should Mr. Tracey resign his employment for good reason within 12 months following a change in control, Mr. Tracey is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

Pay Ratio Disclosure

        As required by the Dodd-Frank Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of David Hagan, our Chief Executive Officer as of December 31, 2017:

        For our fiscal year ended December 31, 2017:

  •
  The median of the annual total compensation of all employees (other than our CEO) was $120,256; and

  •
  The annual total compensation of our CEO, as reported in the 2017 Summary Compensation Table included elsewhere in this Proxy Statement, was $1,297,211.

        Based on this information, the ratio of the annual total compensation of Mr. Hagan to the median of the annual total compensation of our employees was 10.8:1.

        The above ratio is appropriately viewed as an estimate. To identify our "median employee" for purposes of this disclosure, we reviewed the salary, stock awards, non-equity incentive plan compensation, and matching contributions made under our 401(k) plan during 2017 for all of our employees as of December 31, 2017 for the period from January 1, 2017 through December 31, 2017. Non-U.S. employees were excluded as they constituted less than 5% of our workforce. As of December 31, 2017, we had 334 employees, including 9 employees in Brazil, 3 employees in the United Arab Emirates, and 1 employee in the United Kingdom. No cost-of-living or other adjustments were made. Once we identified our "median employee" using the methodology described above, we determined that employee's annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio.

DIRECTOR COMPENSATION

Cash Compensation

        Non-employee directors of the Company are eligible for paid compensation for services provided as a director. Each member of our Board of Directors who was not an employee was paid an annual retainer for 2017 service of $35,000. In addition, Board members were paid additional annual retainer amounts in 2017 for specified service, as follows:

  •
  $15,000 for service as the lead independent director of our Board of Directors;

  •
  $24,000 for service as the chair of our Audit Committee;

  •
  $15,000 for service as the chair of our Compensation Committee;

  •
  $15,000 for service as the chair of our Steering Committee;

  •
  $7,500 for service as the chair of our Nominating and Corporate Governance Committee;

  •
  $7,500 for service as the chair of our Cybersecurity Committee;

  •
  $10,000 for service (other than as the chair) on our Audit Committee;

  •
  $7,500 for service (other than as the chair) on our Compensation Committee;

  •
  $7,500 for service (other than as the chair) on our Steering Committee;

  •
  $4,000 for service (other than as the chair) on our Nominating and Corporate Governance Committee; and

  •
  $4,000 for service (other than as the chair) on our Cybersecurity Committee.

        In February 2018, our Board of Directors approved the following increases in the cash compensation paid to our non-employee directors, effective as of January 1, 2018:

  •
  $8,000 per year to the annual retainer paid to each non-employee director, for a total of $43,000 per year;

  •
  $2,500 per year to the annual retainers for service as the chair of our Nominating and Corporate Governance Committee and chair of our Cybersecurity Committee for a total of $10,000 per year; and

  •
  $500 per year to the annual retainers for service (other than as the chair) on our Nominating and Corporate Governance Committee and chair of our Cybersecurity Committee, for a total of $4,500 per year.

        The non-employee members of our Board of Directors are also eligible for reimbursement of reasonable out-of-pocket travel expenses incurred in attending Board and committee meetings.

Equity-Based Compensation

        Our equity compensation program for non-employee directors provides for the grant of restricted stock units ("RSUs") and is comprised of both an initial equity award upon joining our Board of Directors and annual equity awards in connection with each annual meeting of our stockholders.

  •
  Initial Equity Award—Each new non-employee director joining our Board will receive a one-time RSU award covering a number of shares equal to the quotient obtained by dividing $200,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant (rounded down to the next whole number of shares of our common stock). The RSUs will vest 33 1/3% per year over a three-year period of continuous service. In addition, such RSUs will vest in full upon the earlier of (a) the occurrence of a change in control on or before the date the director's service with us terminates, or (b) the day immediately prior to our first regular annual meeting of stockholders that occurs in the third year following the date of grant.

  •
  If the non-employee director is elected to our Board of Directors, the grant will be made on the date the non-employee director becomes elected to the Board of Directors.

  •
  If the non-employee director is instead appointed to our Board of Directors, the grant will be made on the first Tuesday of the month occurring after the date the non-employee director was appointed to the Board of Directors; provided, however, that if such date occurs during a blackout period as determined under the Company's Insider Trading Policy, the effective date of the grant will be the next occurring Tuesday that is not in a blackout period.

  •
  Annual Equity Award—Following the conclusion of each regular annual meeting of stockholders, each continuing non-employee director will receive a RSU award. In 2017, the RSU award covered a number of shares equal to the quotient obtained by dividing $120,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant. Effective as of the 2018 annual meeting of stockholders, the value of the RSU award has been increased by $8,000, to $128,000. In addition to the foregoing, the lead independent director of our Board of Directors will receive a RSU award covering a number of shares equal to the quotient obtained by dividing $66,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant. Such RSUs will vest in full upon the earliest of (a) the first anniversary of the date of grant, (b) the occurrence of a change in control on or before the date the director's service with us terminates, or (c) the day immediately prior to our first regular annual meeting of stockholders that occurs in the year following the date of grant.

        The following table sets forth information about the compensation of each person who served as a director during the 2017 fiscal year, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)(2)(3)	Total ($)
Maury Austin	59,000	120,570	179,570
Charles Boesenberg(4)	48,125	186,880	235,005
David Cutrer(5)	36,944	120,570	157,514
Chuck Davis	50,000	120,570	170,570
Mike Finley	46,875	120,570	167,445
Terrell Jones	56,500	120,570	177,070
Kathy Misunas	43,000	120,570	163,570
Lance Rosenzweig	66,250	120,570	186,820

(1)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the non-employee director in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Notes 2 and 14 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by the Company in determining the grant date fair value of its equity awards.

(2)
As of December 31, 2017, the above-listed non-employee directors held outstanding RSUs under which the following number of shares of our common stock are issuable: Maury Austin—24,616; Chuck Davis—7,164; Mike Finley—7,164; Terrell Jones—7,164; Kathy Misunas—22,385; and Lance Rosenzweig—15,202.

(3)
As of December 31, 2017, Chuck Davis held outstanding vested options to purchase 36,000 shares of our common stock. These options were granted prior to 2013, when the equity component of our non-employee director compensation program provided for options rather than RSUs.

(4)
Mr. Boesenberg retired from our Board of Directors in July 2017.

(5)
Mr. Cutrer left our Board of Directors in September 2017.

Non-Employee Director Stock Ownership Guidelines

        In January 2016, our Compensation Committee adopted stock ownership guidelines for our non-employee directors and our named executive officers. The ownership guidelines provide for a three year transition period from their adoption, and will require that our non-employee directors hold shares and share equivalents equal in value to three times their annual retainer. For purposes of the stock ownership guidelines, vested RSUs and vested and in-the-money options will be counted toward the applicable requirement. All of our non-employee directors are in compliance with these new guidelines.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        We have two equity compensation plans under which shares of Common Stock are authorized for issuance to eligible employees, directors, and consultants: (i) the Amended and Restated 2001 Stock Incentive Plan, or 2001 Plan; and (ii) the 2011 Equity Incentive Plan, or Incentive Plan. The following table provides certain information with respect to each of our equity compensation plans in effect as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(1)
Equity compensation plans approved by stockholders	5,240,557	$9.58	3,235,584
Equity compensation plans not approved by stockholders	—	—	—

Total	5,240,557	$9.58	3,235,584

(1)
Calculated assuming achievement for performance-based RSUs at the maximum level (150%).

(2)
Calculated without taking into account the 3,957,550 shares of common stock subject to outstanding RSUs that become issuable as the units vest.

        In March 2011, our Board of Directors and stockholders approved the Incentive Plan. The Incentive Plan became effective on May 3, 2011 upon the completion of our initial public offering. The Incentive Plan provides for the grant of incentive and non-statutory stock options, stock appreciation rights, restricted shares of our common stock, restricted stock units, and performance cash awards. The number of shares of common stock reserved for issuance under the Incentive Plan automatically increases on January 1 of each calendar year through 2018 by an amount equal to the least of (a) 4.5% of the total number of shares of common stock then outstanding, (b) 3,000,000 shares of common stock or (c) a lower number determined by our Board of Directors. As of December 31, 2017, options to purchase 1,128,308 shares of common stock and RSUs covering 3,957,550 shares of common stock were outstanding under the Incentive Plan.

        Our Board of Directors and stockholders approved the 2001 Plan. The 2001 Plan was terminated following the completion of our initial public offering, and no further awards will be made under that plan. Options outstanding under the 2001 Plan will continue to be governed by their existing terms. As of December 31, 2017, options to purchase 154,699 shares of common stock were outstanding under the 2001 Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT AND NON-AUDIT FEES

        The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2017 and December 31, 2016 by PricewaterhouseCoopers LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2017	2016
Audit Fees(1)	$1,753,840	$1,483,345
Tax Fees(2)	10,000	5,000

Total Fees	$1,763,840	$1,488,345

(1)
For professional services rendered for the audits of annual consolidated financial statements (including the review of quarterly interim consolidated financial statements), statutory audits required for certain of our non-U.S. subsidiaries, consents, assistance and review of documents filed with the SEC and other services normally provided in connection with statutory or regulatory filings or engagements. For the years ended December 31, 2017 and 2016, the audit fee includes fees associated with services provided in connection with the audit of our internal control over financial reporting, as required under Section 404 of the Sarbanes Oxley Act of 2002.

(2)
For the years ended December 31, 2017 and 2016, tax fees are related to international tax compliance.

        All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee pre- approves specified services in defined categories of audit services, audit- related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of PricewaterhouseCoopers LLP or on an individual case-by-case basis before PricewaterhouseCoopers LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        The Audit Committee of the Board of Directors consists of the three non-employee directors named below and operates under a written charter adopted by the Board. The Board annually reviews the Nasdaq listing standards' definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Maury Austin, Terrell Jones and Lance Rosenzweig each is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

        The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee's function is more fully described in its Charter, which the Board adopted and which the Audit Committee reviews on an annual basis.

        Our management is responsible for preparing our financial statements and our financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as performing an audit of the effectiveness of our internal control over financial reporting as of the end of the fiscal year.

        The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 ("10-K").

        The Audit Committee has also reviewed and discussed with PricewaterhouseCoopers LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the "PCAOB"), including General Auditing Standards 1301, Communications with Audit Committees. Additionally, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from the Company and satisfied itself as to the independence of PricewaterhouseCoopers LLP.

        Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K for filing with the Securities and Exchange Commission.

        Submitted by the following members of the Audit Committee:

Maury Austin, Chairman Terrell Jones Lance Rosenzweig

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Boingo Wireless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board of Directors currently consists of seven directors divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class I expire on the date of the Annual Meeting.

        While our Board of Directors is currently classified, at the 2017 annual meeting of stockholders, our stockholders approved a phased-in declassification of our Board of Directors. Commencing with the Annual Meeting, director nominees who are reelected will be reelected for a term of one year, but directors elected prior to the Annual Meeting will continue to serve the remainder of their terms. Therefore, directors elected in Class I at the Annual Meeting will hold office for one year until the 2019 annual meeting of stockholders. The directors in Class II and Class III will continue in office until their terms expire at the 2019 and 2020 annual meeting of stockholders, respectively, after which they will each be subject to election for a one-year term. Therefore, at the 2019 annual meeting of stockholders, the directors in Class I and Class II will be subject to election for a one-year term. At the 2020 annual meeting of stockholders, all director nominees will be subject to election and such directors elected at the annual meeting of stockholders in 2020 will all be elected for a one-year term. Therefore, after the 2020 annual meeting of stockholders our Board of Directors will no longer be classified. The nominees for director in Class I and the other directors who will continue in office for terms extending beyond the Annual Meeting, their ages as of April 1, 2018, their positions and offices held with the Company are set forth below. Other biographical information for the nominees for director in Class III and the other directors who will continue in office for terms extending beyond the Annual Meeting is set forth in this proxy statement under the heading "Directors, Executive Officers and Corporate Governance—Directors and Executive Officers."

        Directors are elected by a majority of the votes cast in an uncontested election of directors. Therefore, in an uncontested election of directors (i.e., an election where the only nominees are those recommended by our Board), each member of our Board will be elected only if the votes cast for the nominee exceed the votes cast against the nominee. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

        We have also implemented a majority voting policy for director resignations, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. Each director nominated for reelection must tender his or her written irrevocable, conditional resignation to the Chairman of the Board that will be effective only upon both (i) the failure to receive the required vote at the Annual Meeting and (ii) Board acceptance of such resignation. If a director nominee fails to receive the required vote for reelection, our Nominating and Corporate Governance Committee (other than such director) will act on an expedited basis to determine whether to accept the director's irrevocable, conditional resignation, and it will submit such recommendation for prompt consideration by the Board. The Nominating and Corporate Governance Committee and members of the Board (other than such director) may consider any factors they deem relevant in deciding whether to accept a director's resignation. This policy does not apply in circumstances involving contested director elections.

        The nominees recommended by your Board have consented to serving as nominees for election to the Board, to being named in this proxy statement and to serving as members of the Board if elected by Boingo's stockholders. As of the date of this proxy statement, we have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Board upon the recommendation of its Nominating and Corporate Governance Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If any substitute nominees are so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable rules promulgated by the SEC.

NOMINEES FOR CLASS I CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held with the Company
David Hagan	57	Chief Executive Officer and Chairman of the Board
Lance Rosenzweig	55	Lead Independent Director

        Messrs. Hagan's and Rosenzweig's biographies are set forth in this proxy statement under the heading "Directors, Executive Officers and Corporate Governance—Directors and Executive Officers."

        We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted in their biographies.

DIRECTORS IN CLASS II CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held with the Company
Terrell Jones	69	Director
Kathy Misunas	67	Director

DIRECTORS IN CLASS III CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held with the Company
Maury Austin	60	Director
Chuck Davis	57	Director
Mike Finley	57	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE NOMINEES FOR DIRECTORS IN CLASS I:
DAVID HAGAN AND LANCE ROSENZWEIG.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and will have the opportunity to make statements if they desire to do so and to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will not be considered as votes cast for or against this proposal, and will therefore have no effect on the outcome of the vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE RATIFICATION THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 3
ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2017

        In accordance with SEC rules, stockholders are being asked to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2017 as disclosed in this proxy statement. This is commonly referred to as a "Say on Pay" proposal. Historically, the Company has held an advisory vote on executive compensation every three years; however, in 2017, our Board of Directors determined to voluntarily conduct an advisory vote despite the fact that the last advisory vote was held in 2015. Our Board of Directors has determined to conduct an additional advisory vote this year as well, as the Board is recommending a frequency of "every year" for the advisory vote on executive compensation, as further described in "Proposal 4—Advisory Vote on the Frequency of the Advisory Vote on the Company's Executive Compensation of One, Two or Three Years." This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

        As described further in the "Executive Compensation" section of this Proxy Statement, beginning on page 19, including the "Compensation Discussion and Analysis" and the related tables and narrative, the primary goals of our compensation programs are to fairly compensate employees, attract and retain highly qualified employees, motivate the performance of our employees towards, and reward the achievement of, clearly defined corporate goals, and align our employees' long-term interests with those of our stockholders. We believe our compensation programs reflect a pay-for-performance philosophy that links potential significant compensatory rewards to achievement of corporate operating goals and increase in stockholder value.

        This Say on Pay vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, however, and will carefully review and consider the voting results when evaluating our executive compensation programs.

Recommendation

        The Board recommends that you vote in favor of the following resolution:

    "RESOLVED, that the stockholders of Boingo Wireless, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's 2018 Proxy Statement pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections."

        If a quorum is present, the proposal to approve, on an advisory basis, the compensation of the Company's named executive officers requires a "For" vote from the majority the votes cast at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast for or against the proposal and will therefore have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY
OF THE ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION
OF ONE, TWO OR THREE YEARS

        In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on whether the Company should conduct an advisory vote on executive compensation (commonly referred to as a "Say On Pay" proposal and which is the subject of Proposal 3 this year) every one, two or three years. This advisory stockholder vote is commonly known as "say-when-on-pay".

        Section 14A of the Exchange Act requires that we conduct a stockholder advisory vote of this nature at least once every six years. This proposal provides our stockholders with the opportunity to cast an advisory vote indicating their preference on how often the Company should include a Say On Pay proposal in its proxy materials for future stockholder meetings. By voting on this proposal, stockholders may indicate their preference for the Company to conduct the Say On Pay vote every year, every two years or every three years or stockholders may abstain from voting.

Recommendation

        Beginning with the Company's 2012 annual meeting of stockholders, the Company has historically held an advisory vote on executive compensation every three years, with the exception of 2017, when our Board of Directors determined to voluntarily conduct an advisory vote despite the fact that the last advisory vote was held in 2015. Our Board of Directors has determined to conduct an additional advisory vote this year as well, and believes that a frequency of "every year" for the advisory vote on executive compensation will best serve the Company and its stockholders for the following reasons:

  •
  allows stockholders to provide direct input on the Company's compensation philosophy, policies and practices as disclosed in the proxy statement each year;

  •
  provides the Compensation Committee with the opportunity to evaluate its compensation decisions by taking into account timely feedback provided by stockholders; and

  •
  is consistent with the Company's policy of facilitating communications of stockholders with the Board and its various committees, including the Compensation Committee.

        This vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. Notwithstanding the Board of Directors' recommendation and the outcome of the stockholder vote on this Proposal 4, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. The Company's decision as to how frequently it will conduct "Say On Pay" votes will be disclosed via Form 8-K as required by the Securities and Exchange Commission. The choice of frequency that receives the highest number of votes will be considered the advisory vote of the stockholders. Abstentions and broker non-votes will not count in determining which frequency choice received the largest number of votes, and will have no direct effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF ONCE
"EVERY YEAR"
FOR THE ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Peter Hovenier Chief Financial Officer and Secretary

April 24, 2018

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BOINGO WIRELESS 10960 WILSHIRE BOULEVARD 23rd Floor ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. LOS ANGELES, CA 90024 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees David Hagan For 0 0 For 0 Against 0 0 Against 0 Abstain 0 0 Abstain 0 1A 1B Lance Rosenzweig NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR proposals 2 and 3. 2Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. 0 0 0 3Advisory approval of the Company's executive compensation for the year ended December 31, 2017. The Board of Directors recommends you vote 1 YEAR on proposal 4. 1 year 0 2 years 0 3 years 0 Abstain 0 4Advisory approval on the frequency of the advisory vote on the Company's executive compensation of one, two or three years. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000374859_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com BOINGO WIRELESS, INC. Annual Meeting of Stockholders June 7, 2018 10:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Hagan and Peter Hovenier, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BOINGO WIRELESS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, PDT on June 7, 2018, at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, CA 90024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side 0000374859_2 R1.0.1.17